Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 29, 2009, with respect to the financial statements and supplemental schedule of the AmeriSave 401(K) Plan on Form 11-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statement of Quest Diagnostics Incorporated on Form S-8 (No. 333-157447, effective February 20, 2009).

/s/ Grant Thornton LLP
Miami, Florida
June 29, 2009